EXHIBIT 99.01

Contact:	Jessica Neville Vice President, Marketing and Public Relations VendingData™ Corporation 702-733-7195 neville@vendingdata.com	James E. Crabbe Chairman VendingData™ Corporation 971-235-9101 jcrabbe@vendingdata.com

Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™ Corporation Files Emergency Motion to Modify Preliminary
Injunction Issued Earlier This Week

LAS VEGAS, Nevada (PR Newswire) - December 3, 2004 - VendingData™ Corporation (AMEX: VNX), announced that on December 2, 2004, it filed an emergency motion to modify the scope of the Preliminary Injunction issued by the court on November 29, 2004. VendingData™’s emergency motion is based on a redesign of its PokerOne™ shuffler intended to eliminate the actions the court found likely to infringe U.S. Patent no. 6,655,684. In conjunction with its emergency motion, VendingData™ also has requested the court set an expedited briefing schedule and conduct a hearing on the matter on or about December 6, 2004.

The first PokerOne™ shufflers were placed last week at Circus-Circus and Silverton in Las Vegas. As a result of the first week of operations, both customers have added additional units and are operating all units in accordance with the methodology permitted by the court.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and marketer of products for the gaming industry including the SecureDrop® System, Deck Checker™ and Random Ejection Shuffler™ line. We are committed to the cost-effective development and manufacture of additional new products as a key component of our strategy to broaden our product offerings to the gaming industry. Our products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: adverse rulings or other developments in pending or future litigation; impact of shuffler sales based on limitations imposed by the preliminary injunction; availability of outside sources of financing to cover our short-term and long-term liquidity needs; and the risks and factors described from time to time in the reports filed with the Securities and Exchange Commission.

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